EXHIBIT 10.2  KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN


                      INVESTAMERICA, INC.

             KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN


      1. Purpose. The purpose of the Plan is to secure for the Corporation and its stockholders the benefits which flow from providing employees of the Corporation with the incentive inherent in common stock ownership. It is generally recognized that stock option plans aid in retaining competent executives and furnish a device to attract executives of exceptional ability to the Corporation because of the opportunity offered to acquire a proprietary interest in the business. The stock options granted under this S&P Index
Stock Option Plan are intended to qualify as incentive stock options within the meaning of Internal Revenue Code Section 422A.

      2. Amount of stock. The total number of shares of Common Stock to be subject to options granted on and after May 14, 1997 pursuant to this Plan shall not exceed 500,000 shares of the Corporation's Common Stock. This total number of shares shall be subject to appropriate increase or decrease in the event of a stock dividend upon, or a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan shall lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed options.

     3. Stock option committee. The Board of Directors may, from time to time, appoint a Stock Option Committee (hereinafter called the "Committee"), to serve under this S&P Index Stock Option Plan. The Committee shall consist, if possible, of disinterested persons as that term is defined in Section 16 of the Securities and Exchange Act of 1934, as amended. In the absence of such a committee, the entire Board of Directors shall serve as the Stock Option Committee.

     4. Eligibility and participation. Options may be granted pursuant to the Plan to all employees of the Corporation including its subsidiaries and included affiliates (hereinafter called "employees/consultants"). From time to time the Committee shall select the employees/consultants to whom options may be granted by the Board of Directors and shall determine the number of shares to be converted by each option so granted. Future as well as present employees/consultants (including officers, executives, managerial employees and key consultants who are directors) shall be eligible to participate in this Plan. Directors who are not officers, executives, managerial employees of, or key consultants to, the Corporation or a subsidiary are not eligible to participate in this Plan. No option may be granted under the Plan after May 24, 2001.

     5. Option agreement. The terms and provisions of options granted pursuant to this Plan shall be set forth in an agreement, herein called an Option Agreement, between the Corporation and the employee receiving the same. The Option may be in such form, not inconstant with the terms of this Plan, as shall be approved by the Board of Directors.

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   6.  Price.  The purchase price per share of Common Stock purchasable under options granted pursuant to the Plan shall not be less than 100 percent of the fair market value at the time the options are granted. The purchase price per share of Common Stock purchasable under options granted pursuant to this Plan to a person who owns more than ten percent (10%) of the voting power of the Corporation's vesting stock shall not be less than 110 percent of the fair market value of such shares, at the time the options are granted. For the purposes of the preceding sentence (a) the employee/consultant shall be considered as owning the stock owned directly or indirectly by or for himself, the stock which the employee/consultant may purchase under outstanding options and the stock owned, directly or indirectly, by or for his brothers and sisters (whether of the whole or half blood), spouse, ancestors, and lineal descendants and (b) stock owned directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. For all purposes of this Plan, the fair market value of the Common Stock of the Corporation shall be determined in good faith at the time of the grant of any determination, the Stock Option Committee shall not take into account the affect of any restrictions on the Common Stock other than restrictions which, by their terms, will never lapse. The full purchase price of shares purchased shall be paid upon exercise of the option. Under certain circumstances such purchase price per share shall be subject to adjustment as referred to in Section 10 of this Plan.

     7. Option period. No option granted pursuant to this Plan shall be exercisable after the expiration of five (5) years from the date the option is
first granted.	The expiration date stated in the Option Agreement is
hereinafter called the Expiration Date.

     8.  Termination of employment.  The Option Agreement shall proved that:

	 (a) If, after the vesting date but prior to the Expiration Date the grantee shall for any reason whatever, other than (1) his authorized retirement as defined in (b) below, or (2) his death, cease to be employed by the Corporation or a subsidiary, any unexercised portions of the option granted shall automatically terminate;

	 (b) If after the vesting date but prior to the Expiration Date the grantee shall (1) retire upon or after reaching the age which at the time of retirement is established as the normal retirement age fore employees of the Corporation (such normal retirement age


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now being 62 years) or (2) with the written consent of the Corporation retire prior to such age on account of physical or mental disability (such retirement pursuant to (1) or (2) being deemed an "authorized retirement") any unexercised portion of the option shall expire at the end of unexercised portion of the option shall expire at the end of three (3) months after such authorized retirement, and during such three months' period the grantee may exercise all or any part of the then unexercised portion of the option; and

	 (c) If after the vesting date but prior to the Expiration Date the employee/consultant shall die (at a time when he is an employee of the Corporation, a subsidiary or an included affiliate or within three months after his authorized retirement), the legal representatives of his estate or a legatee shall have the privilege, for a period of six (6) months after his death, of exercising all or any part of the then unexercised portion of the option.

Nothing in (b) or (c) shall extend the time for exercising any option granted pursuant to this S&P Index Stock Option Plan beyond the Expiration Date. In no event shall any option exercisable before it vests and no option shall vest unless the grantee is an employee at the end of the twenty-fourth month after grant.

     9. Assignability. The Option Agreement shall provide that the option granted thereby shall not be transferable or assignable by the employee otherwise than by will or by the laws of descent and distribution and during the lifetime of the employee shall be exercisable only by him.

     10. Adjustment in case of stock splits, stock dividends, etc. The Option Agreement may contain such provisions as the Board of Directors may approve as equitable concerning the effect upon the option granted thereby and upon the per share or per unit option price, of (a) stock dividends upon, or subdivision, split-ups, combinations or reclassifications of, the securities purchasable under the option, or (b) proposals to merge or consolidate the corporation or to sell all or substantially all of its assets, or to liquidate or dissolve the Corporation.

     11. Stock for investment. The Option Agreement shall provide that unless the Common Stock to be issued shall have been registered the employee shall upon each exercise of a part of all of the option granted represent and warrant that his purchase of stock pursuant to such option is for investment only, and not with a view to distribution involving a public offering. At any time the Board of Directors of the Corporation may waive the requirement of such a provision in any Option Agreement entered into any stock option plan of the Corporation.

     12. Amendment of the Plan. The Board of Directors of the Corporation may from time to time alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board of Directors shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as divided in
Section 422A of the Internal Revenue Code of 1986.


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     13.  Options discretionary.  The granting of options under this S&P Index
Stock Option Plan shall be entirely discretionary with the Stock Option Committee and nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to receive option hereunder.

     14. Stockholder approval. The Plan will be submitted to the Common stockholders of the Corporation at the Special Meeting of Stockholders to be held on May 14, 1997, for approval by the holders of a majority of the outstanding shares of Common Stock of the Corporation. If the Plan is not approved by the holders of a majority of the outstanding shares of Common Stock of the Corporation by June 1, 1997 then the Plan shall terminate and any options granted hereunder shall be void and of no further force or effect.




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